Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Prospectuses and to the use of our report dated January 28, 2002 with respect to the consolidated financial statements of American Enterprise Life Insurance Company in the Post-Effective Amendment No. 6 to the Registration Statement (Form S-1, 333-65080) for the American Enterprise MVA Account and related Prospectuses for the registration of Evergreen Essential(SM) Variable Annuity, Evergreen New Solutions Variable Annuity, Evergreen Privilege(SM) Variable Annuity, Evergreen Pathways(SM) Variable Annuity Contracts to be offered by American Enterprise Life Insurance Company.



/s/ Ernst & Young
Minneapolis, Minnesota
July 17, 2002